            ARTICLES OF INCORPORATION
                     OF
          NATIONAL ASSET ACQUISITION, INC.

The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the provisions of the Title 7 of the Colorado Revised Statutes, adopts the following Articles of Incorporation for such corporation.


                     ARTICLE I
                       NAME

The name of the corporation is National Asset Acquisition, Inc.


                  ARTICLE II
              EXISTENCE AND DURATION

The period of duration of this corporation is perpetual.


                 ARTICLE III
              PURPOSES AND POWERS

The purpose for which this corporation is organized is to engage in all lawful business for which corporations may be incorporated pursuant to the Colorado Revised Statutes. In furtherance of its lawful purposes, the corporation shall have and may exercise all rights, powers and privileges now or hereafter exercisable by corporations organized under the laws of Colorado. In addition, it may do everything necessary, suitable, convenient or proper for the accomplishment of any of its corporate purposes.


                 ARTICLE IV
               CAPITALIZATION

   (a)   Authorized Shares.     The aggregate number of shares which
the corporation shall have the authority to issue is 100,000,000 shares. One Hundred Million (100,000,000) shares shall be designated "Common Stock", and shall have a par value of $.001. Ten Million (10,000,000) shares shall be designated "Preferred Stock", and shall have a par value of $.002 per share, and shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

   (b) Consideration for Shares.  All shares of Common Stock and
Preferred Stock shall be issued by the corporation for cash, property or services actually performed, for no less than the par value of $.001 for Common Stock and $.002 for Preferred Stock. All shares shall be fully paid and non-assessable.

   (c) Issuance of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The Board of Directors of the corporation is authorized to establish such series, to fix and determine the variations and the relative rights and preferences as between series, and to thereafter issue such stock from time to time. The Board of Directors is also authorized to allow for conversion of the Preferred Stock to Common Stock under terms and conditions as determined by the Board of Directors.

   (d) Dividends. Dividends in cash, property or share of the corporation may be paid upon the Common and Preferred Stock, as and when declared by the Board of Directors, out of funds of the corporation to the extent, and in the manner permitted by law.

   (e) Voting Rights & Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote, and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. The voting rights of Preferred Stock, if any, shall be established by the Board of Directors at the time such stock is issued in series. Cumulative voting shall not be allowed in the election of directors of the corporation.

   (f) Denial of Preemptive Rights. No holder of any shares of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

   (g) Dissolution or Liquidation. Upon any dissolution or liquidation, whether voluntary or involuntary, the holders of preferred shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, the sum initially paid per share and a further amount equal to any dividend thereon declared and unpaid to the date of such distribution, before any payment shall be made or any assets distributed to the common stock
shareholders.   Upon any dissolution or liquidation, whether voluntary
or involuntary, if the assets thus distributed among the holders of preferred shares are insufficient to permit the payment to such shareholder of the full preferential amounts, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of preferred shares and after payment to the preferred shareholders of such preferential amounts, the holders of common shares shall be entitled to receive ratably all the remaining assets. A merger or consolidation of this corporation with or into any other corporation or corporations shall not be deemed to be a dissolution or liquidation within the meaning of this provision.


                   ARTICLE V
            INITIAL OFFICE AND AGENT

The address of this corporation's initial registered office is 1745 Wazee, Suite 2D, Denver, Colorado 80202 and the name of its initial registered agent is Rayna M. Signer.


                  ARTICLE VI
               PRINCIPAL OFFICE

The address of the principal office of the corporation is 1745 Wazee, Suite 2D, Denver, Colorado 80202. The corporation may maintain such other offices, either within or out of the State of Colorado, as the Board of Directors may from time to time determine or the business of the corporation may require.


                  ARTICLE VII
              INITIAL BOARD OF DIRECTORS

The number of directors constituting the initial board of directors of this corporation is one. The number of directors of this corporation shall be not less than three; except there need be only as many directors as there are shareholders in the event that the outstanding shares are, or initially will be, held of record by fewer than three shareholders. The name and address of the person who is to serve as director until the first annual meeting of shareholders or until his successors are elected and qualified are:

Rayna M. Signer
1745 Wazee, Suite 2D
Denver, Colorado 80202


                   ARTICLE VIII
                 INDEMNIFICATION

As the Board of Directors may from time to time provide in the By-Laws or by resolution, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the State of Colorado.


                  ARTICLE IX
                  INCORPORATOR

The name and address of the incorporator is:

Rayna M. Signer
1745 Wazee, Suite 2D
Denver, Colorado 80202

Dated this 6th day of August, 1999

The undersigned Rayna M. Signer, consents to the appointment as the initial registered agent of National Asset Acquisition, Inc.

/s/ Rayna M. Signer
-----------------------------------
Rayna M. Signer, Incorporator


STATE OF COLORADO     )
                      )ss.
COUNTY OF DENVER      )

I, Janet Bellanger, a Notary Public, hereby certify that Rayna M. Signer, known to me to be the person whose name is subscribed to the annexed and foregoing Articles of Incorporation, appeared before me this 6th day of November, 1999, in person and being by me first duly sworn, acknowledged that she signed said Articles of Incorporation as his free and voluntary act and deed for the uses and purposes therein set forth and that statements therein contained are true.

My Commission Expires: October 12, 1999.

                            /s/Janet L. Bellanger
                            ----------------------------
                            Notary Public, State of Colorado

                            1365 Columbine #507
                            ----------------------------
                            Address

                            Denver, CO 80206
                            -----------------------------
SEAL